EXHIBIT 99.b

         COMPENSATION AND FEES TO THE GENERAL PARTNER,
                     ADVISOR AND AFFILIATES

     The following table summarizes the forms, estimated amounts and recipients of compensation, fees, or other distributions to be received by the General Partner, the Advisor and Affiliates during the various phases of the organization and operations of the Partnership.

                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

               OFFERING AND ORGANIZATIONAL STAGE

USAA Investment     Selling commissions 4% of Gross Proceeds.  ($20
  Management        as the Sales Agent  per Unit sold; $120,000 on
  Company (the      in the offering of  sale of 6,000 Minimum
  "Sales Agent")    the Units           Offering Units; $1,000,000
                                        if 50,000 Units are sold;
                                        $1,150,000 if 57,500 Units
                                        are sold).

USAA Investment     Non-accountable     2% of Gross Proceeds
   Management       sales expense (2)   ($60,000 on sale of 6,000
   Company (the                         Minimum Offering Units;
   "Sales Agent")                       $500,000 if 50,000 Units
                                        are sold; $575,000 if
                                        57,500 Units are sold).

USAA Federal        One-time IRA Set-   $10 per Unit purchased
   Savings Bank     Up and Custodial    through an IRA established
   ("Bank")         Fee. (3)            by the investors, up to a
                                        maximum of eighty seven
                                        one-hundredths of one
                                        percent (.87%) of Gross
                                        Proceeds, to be paid by
                                        Sales Agent out of
                                        Selling Commissions.
                                        Actual amounts to be
                                        received depend upon the
                                        number of investors
                                        establishing IRAs at Bank
                                        with their investment in
                                        the Units and the amount
                                        invested in each such
                                        IRA.

                     INVESTMENT STAGE

USAA Financial      Acquisition and     A maximum of 4% of the
   Services         Expenses Fees for   Gross Proceeds.
   Company (the     finding and recom-  ($1,000,000 if 50,000 Units
   "Advisor")       mending investments sold; $1,150,000 if 57,500
                    to the General      Units are sold), subject to
                    Partner. (4)        the limitation that the
                                        aggregate of all
                                        Acquisition Fees and Loan
                                        Origination and
                                        Commitment Fees paid to
                                        the Advisor shall not
                                        exceed 4% of Gross
                                        Proceeds.

USAA Financial      Loan Origination    $1,000,000 if 50,000 Units
   Services         and Commitment Fees sold; $1,150,000 if 57,500
   Company (the     and Expenses.  A    Units are sold, subject to
   "Advisor")       maximum of 4% of    the limitation that the
                    Gross Proceeds.     aggregate of all Acquisi-
                    Payable solely by   tion Fees and Loan Origi-
                    borrowers and pro-  nation and Commitment Fees
                    spective borrowers  paid to the Advisor shall
                    and not directly    not exceed 4% of the Gross
                    from proceeds of    Proceeds.
                    the offering. (4)

Sales Agent         Annual Advisory Fee An annual fee of 1/2 of 1%
                    for any interim     of the amount of any inter-
                    investment in a     im investment in a money
                    money market fund   market fund or mutual fund
                    or mutual fund      sponsored by USAA or any
                    sponsored by USAA   affiliate of USAA.  (See
                    or any affiliate of "Investment Objectives and
                    USAA paid by the    Policies -- Interim Invest-
                    fund in which the   ments".)
                    investment is made.

                     OPERATIONAL STAGE

USAA Investors I,   A 1% allocation of  Actual amounts to be
   Inc. (the        the Partnership's   received depend upon
   "General         Taxable Income and  the results of Partnership,
    Partner")       Tax Losses and 1%   and cannot be determined
                    of all distribu-    at this time.
                    tions of Net Cash
                    Flow when and as
                    such distributions
                    are made to the
                    Limited Partners.

Advisor             Property Management 4% of Gross Revenue from
                    Fee.                operations for managing
                                        the Partnership's
                                        business but in any event
                                        not in excess of 9% of
                                        Cash Flow, subject to the
                                        limitation that the
                                        aggregate Property
                                        Management Fee and
                                        Mortgage Servicing Fee
                                        shall not exceed the
                                        lesser of 4% of Gross
                                        Proceeds or 9% of Cash
                                        Flow.  Actual amount to
                                        be received depends upon
                                        the results of the
                                        Partnership's operation
                                        and cannot be determined
                                        at this time. (5)(6)(7)

Advisor             Annual Mortgage     An annual fee of 1/4 of 1%
                    Servicing Fee.      of amounts funded by the
                                        Partnership in Mortgage
                                        Loans which are serviced
                                        by the Advisor, subject
                                        to the limitation that
                                        the aggregate Property
                                        Management Fee and
                                        Mortgage Servicing Fee
                                        shall not exceed the
                                        lesser of 4% of Gross
                                        Proceeds or 9% of Cash
                                        Flow.  Actual amount to
                                        be received depends upon
                                        the funds invested in
                                        mortgages and is not
                                        determinable at this
                                        time. (6)(7)

                   LIQUIDATION PHASE

Advisor             Real estate com-    A real estate brokerage
                    missions upon sales commission not to exceed
                    of properties.      1% of the aggregate
                                        Selling Prices of the
                                        properties sold or 50% of
                                        the Competitive Brokerage
                                        Commission, subordinated
                                        to (i) the repayment to
                                        the Limited Partners of
                                        an amount equal to their
                                        Adjusted Capital
                                        Contributions; (ii) the
                                        payment to the Limited
                                        Partners of a cumulative
                                        annual cash return equal
                                        to 9% of their average
                                        Adjusted Capital
                                        Contributions for all
                                        fiscal years non-compounded;
                                        and (iii) the
                                        payment to all Partners
                                        of an amount equal to
                                        their respective positive
                                        Capital Account balances
                                        to the extent such
                                        balances exceed the
                                        amounts provided for in
                                        the preceding clauses (i)
                                        and (ii).  The actual
                                        amount of this
                                        compensation cannot be
                                        determined at this time
                                        because it depends upon
                                        the actual results of
                                        operations of the
                                        Partnership.

General Partner     General Partner's   An aggregate of 10% of all
                    share of Residual   Residual Proceeds remaining
                    Proceeds.           after (i) the repayment to
                                        the Limited Partners of
                                        an amount equal to their
                                        Adjusted Capital
                                        all fiscal years, non-
                                        compounded; (iii) the
                                        payment to all Partners
                                        of an amount equal to
                                        their respective positive
                                        Capital Account balances
                                        to the extent such
                                        balances exceed the
                                        amounts provided for in
                                        the preceding clauses (i)
                                        and (ii); and (iv)
                                        payment to the Advisor of
                                        the real estate brokerage
                                        commission described
                                        above.  The actual amount
                                        of this compensation
                                        cannot be determined at
                                        this time because it
                                        depends upon the actual
                                        results of operations of
                                        the Partnership.

(1) The Partnership will commit not less than 85% of the gross proceeds of this offering to Investment in Properties. (See
     "Glossary".)

(2) The Partnership will provide USAA Investment Management Company with a non-accountable expense allowance equal to 2% of the gross proceeds of the offering to cover expenses incurred in connection with the formation of the Partnership and the offering and sale of the Units. Further, the General Partner and its Affiliates will be reimbursed by the Partnership for: (i) the actual cost to the General Partner, the Advisor or their Affiliates of goods and materials used for or by the Partnership and obtained from entities which are not affiliated with the General Partner, or Advisor, (ii) salaries and related salary expenses for certain services which could be performed directly for the Partnership by independent parties (subject to certain limitations set forth in the Partnership Agreement), and (iii) the cost of Partnership reports and communications to Limited Partners.
     No reimbursement under (ii) or (iii) above is permitted for services for which the General Partner or any of its Affiliates receives a separate fee. The following items are excluded from the allowable reimbursement: (i) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to persons controlling the General Partner, the Advisor, or their Affiliates and (ii) any overhead expenses of the General Partner, the Advisor or its Affiliates, such as rent, depreciation, utilities, capital equipment and other administrative items. The Partnership's annual report to Limited Partners will include a breakdown of reimbursements made to the General Partner, the Advisor, and their Affiliates. Reimbursements for expenses will be made to the General Partner, Advisor and their Affiliates regardless of whether any distributions are made to the Limited Partners.

(3) The set-up and custodial fee to be paid by the Sales Agent to the Bank is a one-time fee. Any further annual custodial or maintenance fee charged by the Bank for IRAs set up by it must be paid directly by the IRA participant.

(4) The Advisor or its Affiliates (other than the Partnership or the General Partner) will receive Loan Origination and Commitment Fees from borrowers and prospective borrowers as compensation for its services in connection with the Partnership's receipt of loan applications and issuance of commitments to make Mortgage Loans, subject to the limitations described below. The total amount of such Loan Origination and Commitment Fees to be paid by borrowers plus the total Acquisition Fees paid by the Partnership to the Advisor or its Affiliates will not exceed 4% of the Gross Proceeds of the offering or a maximum of $1,000,000 (subject to increase to $1,150,000 if the Additional Rights Units described under Plan of Distribution are fully exercised by the General Partner), which is equivalent to approximately 4.2% of the proceeds of the offering net of selling commissions. Any Loan Origination and Commitment Fees paid by borrowers or prospective borrowers in excess of 4% of the Gross Proceeds of the offering will be remitted by the Advisor to the Partnership. Such excess fees will be retained by the Partnership to make additional Partnership investments or for Reserves. If the Partnership uses mortgage principal repayments (which do not constitute Residual Proceeds) to make additional Mortgage Loans or to purchase additional Real Property, the Advisor or its affiliates may receive additional Loan Origination or Commitment Fees, subject, however, to the restriction that the Advisor and such Affiliates may not receive such additional fees if the aggregate of all Acquisition Fees and Loan Origination and Commitment Fees, including the additional fees, exceeds 4% of the Gross Proceeds of the offering. To the extent that borrowers and prospective borrowers pay Loan Origination and Commitment Fees to the Advisor or such Affiliates, the effect will be to increase the aggregate cost to borrowers of the combined interest, fees and other charges payable on Mortgage Loans made by the Partnership. To the extent the payment of such fees reduces the fixed interest rates or additional interest based on cash flow, sales proceeds or other amounts which borrowers would otherwise be willing to pay on a Mortgage Loan, such fees (although paid by the borrowers) may be borne economically by the Partnership.

(5) It is presently anticipated that properties securing Mortgage Loans made by the Partnership will be managed by unaffiliated management firms. Neither USAA, the General Partner, the Advisor, nor any Affiliate of any of them is currently engaged in providing property management services to unrelated parties. However, USAA, the General Partner, the Advisor, or Affiliates, may in the future enter the property management business. If that were to occur the services of such affiliated management company would likely be used by the General Partner to manage its properties and might also be used by a borrower under a Mortgage Loan to manage the property securing such loan. However, if such an affiliate management company if formed and its services used by the General Partner, the Advisor or a borrower, its compensation for such services will be limited to the lesser of the competitive fee for similar services in the same geographic area or (i) 6% of gross revenues from each industrial and commercial property if leasing and related services are performed; (ii) 3% of gross revenues from each industrial and commercial property if no leasing and related services are performed; or (iii) 1% of gross revenues from each industrial and commercial property leased on a long-term (10 years or more) "net" basis (except for a one-time initial leasing fee of 3% of the gross revenues on each lease payable over the first five full years of the original term of the lease). Whether an affiliated management company will be formed by USAA, the General Partner, or the Advisor, and if formed whether it would be used and the actual compensation payable to it, if used, is not now determinable.

(6) The Advisor is entitled to receive an annual Mortgage Loan Servicing Fee equal to 1/4 of 1% of the maximum amount funded or to be funded by the Partnership in Mortgage Loans, subject to the limitation described below. The Mortgage Loan Servicing Fee and the Property Management Fee will not exceed in the aggregate, annually, an amount in excess of the lesser of 4% of Gross Proceeds or 9% of the Partnership's Cash Flow. Any excess Mortgage Loan Servicing Fee or Property Management Fee will be retained by the Partnership or if previously paid by the Partnership to the Advisor will be remitted back to the Partnership by the Advisor.

(7) Gross Revenue from operations consists of all cash receipts from operations of the Partnership's Properties in the ordinary course of business (and such receipts of other general partnerships or joint ventures in which the Partnership has invested) without deduction for depreciation, the Management Fee, or any other expenses. Cash Flow consists of Gross Revenues less all Operating Cash Expenses, including any adjustments to Reserves, other than the Management Fee. Net Cash Flow consists generally of Cash Flow less the Management Fee. (See "Glossary").

        TAXABLE INCOME AND TAX LOSSES AND CASH DISTRIBUTIONS

     DISTRIBUTIONS OF NET CASH FLOW FROM OPERATIONS. Net Cash Flow will be paid in the ratio of 1% to the General Partner and 99% to the Limited Partners. Net Cash Flow is defined in the Partnership Agreement to mean generally the Partnership's Cash flow, after adjustments for Reserves, and after payment of all Operating Cash Expenses including the Management Fee payable to the Advisor.
Thus, the Management Fee payable to the Advisor will reduce the amount of cash available for distribution to the Partners in any year. There can be no assurance that there will be any cash return to the Limited Partners.

     The Partnership intends to make distributions of Net Cash Flow to the Limited Partners on a quarterly basis. Cash distributions may be made following the end of the first fiscal quarter in which the Partnership has Net Cash Flow. Distributions will be made to the persons recognized as Limited Partners on the last day of such fiscal quarter in proportion to the number of Units held by them. To the extent feasible, the quarterly distributions will be equal in amount for the first three quarters of each fiscal year, based upon the General Partner's estimate of Net Cash Flow which will be available for the full year. Distributions of cash may be from funds included in Reserves to the extent Reserves are not needed for operations.

     The share of Net Cash Flow payable to the General Partner, in relation to the share of Net Cash Flow payable to the Limited
Partners, is disproportionate to the Partner's relative cash contributions of capital to the Partnership.

     DISTRIBUTIONS OF RESIDUAL PROCEEDS. Residual Proceeds, if any, will be paid: (i) 100% first to the Limited Partners until the Limited Partners have received an amount which, when added to all prior distributions of Residual Proceeds and Cash from Reserves theretofore received equals 100% of their Adjusted Capital Contributions plus an amount which when added to all prior distributions from all sources to Limited Partners equals a 9% cumulative but not compounded annual return on the Limited Partners' Adjusted Capital Contributions; and (ii) second, to all Partners in an amount equal to their respective positive Capital Account balances to the extent such balances, if any, exceed the amounts provided for in the preceding clause (i). Thereafter, subject to the payment of real estate brokerage commissions to the Advisor equal to the lesser of 1% of Selling Prices of all properties sold or 50% of the Competitive Brokerage Commissions on such properties, any remaining Residual Proceeds will be distributed 90% to the Limited Partners and 10% to the General Partner. The Partnership will be obligated to pay to the Advisor, out of subsequent distributions of Residual Proceeds, all or any portion of any unpaid real estate brokerage commissions to the extent that distributions of prior Residual Proceeds are insufficient to pay them in full. Each Limited Partner's cumulative annual cash return of 9% will be calculated commencing as of the end of the calendar quarter in which the Limited Partner made his Capital Contribution.

     Until all properties are liquidated and a final distribution is made of Residual Proceeds, all distributions of Net Cash Flow and Residual Proceeds throughout the life of the Partnership will be taken into consideration for purposes of determining whether Limited Partners have received a cumulative cash return of 9% based on their Adjusted Capital Contributions. Any distribution of Residual Proceeds made in order to satisfy such 9% cumulative return requirement, to the extent it may turn out to be excessive on the basis of the Partnership's final accounting, will be treated as a partial return of Limited Partners' Capital Contributions. However, the amount returnable as Limited Partners' Capital Contributions will not be reduced to the extent that prior distributions of Net Cash Flow should exceed such 9% cumulative return.

     It should be noted that the Limited Partners' preferential right to a return of their Capital Contributions will not be affected by any reduction required to be made in the basis of their Units for tax purposes. (See "Income Tax Consequences - Tax Basis for the Units".)

     The share of Residual Proceeds payable to the General Partner, in relation to the share of Residual Proceeds payable to the Limited Partners, is disproportionate to the Partners' relative cash contributions of capital to the Partnership.

     If Residual Proceeds are distributed, the date on which any assignment of Units was made will determine to whom the proceeds will be paid. (See "Taxable Income and Tax Losses" below.)

     TAXABLE INCOME AND TAX LOSSES. The Partnership's Taxable Income and Tax Losses (which are defined in the Partnership Agreement to mean income and loss as determined for Federal income tax purposes) as well as any tax-exempt income will be allocated, with respect to operations for each taxable year, 99% to the Limited Partners and 1% to the General Partner. These allocations are in proportion to the shares of Net Cash Flow to which the General Partner and Limited Partners are entitled with respect to each taxable year (although the amount of Net Cash Flow available in each year may be different from the amount of Taxable Income and Tax Losses so allocated).

     Taxable Income from a sale or refinancing or mortgage repayment will be allocated among the Partners in proportion to the amounts of Residual Proceeds to which they are entitled, after allocating such Taxable Income to bring all Partners' negative Capital Accounts to zero. Tax Losses from a sale or refinancing, mortgage or foreclosure sale will be allocated 99% to the Limited Partners and 1% to the General Partner, after allocating such Tax Losses to bring all Partners' positive Capital Accounts to zero. However, in no event will the General Partner be allocated less than 1% of Taxable Income or Tax Loss from a sale or refinancing, mortgage foreclosure or sale.

     Taxable Income, tax-exempt income and Tax Losses with respect to the period after the first admission of investors as Limited Partners and prior to the termination of the offering will be apportioned among Limited Partners based upon a weighted average which takes account of the number of days that each Limited Partner was admitted as a Limited Partner. After all Limited Partners have been admitted Taxable Income and Tax Losses will be apportioned among Limited Partners in the ratio of the number of the Units owned by each of them on the last day of each calendar quarter to the total number of Units. Such Taxable Income would include any amount taxable as ordinary income because of "recapture" gain, as well as any capital gain.

     Taxable Income or Tax Losses from current operations for any year will be allocated between a transferor and transferee based upon the number of quarterly periods that each was recognized as the Holder of a Unit, without regard to whether Partnership operations during particular quarterly periods of such year produced profits or losses or cash distributions. Residual Proceeds, if any, arising from the sale or refinancing of a property or mortgage repayment, foreclosure or sale will be distributed, and all related Taxable Income or Tax Losses will be allocated, to the persons recognized as Holders of the Units on the date on which the particular event occurred. For this purpose transfers will be recognized as of the date specified by the transferor and the transferee in the instrument of assignment or, if no date is specified, the date of the last acknowledgment of such instrument.

     The share of Taxable Income and Tax Losses allocable to the General Partner, in relation to the share of Taxable Income and Tax Losses allocable to the Limited Partners, is disproportionate based upon their Capital Contributions to the Partnership.

     PARTNERSHIP ACCOUNTING. In order to carry out provisions of the Partnership Agreement giving Limited Partners the right to a cumulative return of their original Capital Contributions before any Residual Proceeds are distributed to the General Partner, separate records will be kept by the Partnership showing, for each partner, his original Capital Contribution and his Adjusted Capital Contribution. The Adjusted Capital Contribution of each Partner will basically represent his original Capital Contribution reduced by the cumulative amount of all cash distributions made to him of Residual Proceeds. (Adjusted Capital Contributions will not be reduced by reason of any distributions of Net Cash Flow and will bear no relation to tax basis for the Units.)

     In addition, in order to give effect to the provisions of the Partnership Agreement governing the treatment of Residual Proceeds, as summarized above, separate records will also be kept showing a Capital Account for each Partner. Initially, the Capital Account of each partner will be the amount of his original Capital Contribution. The Capital Account of each Partner will be reduced to the extent of Tax Losses and other deductions allocated and Net Cash Flow distributed to such Partner, but increased to the extent of Taxable Income and any tax-exempt income allocated to each Partner. Reductions of a Limited Partner's Capital Account in this manner need not affect his preferential right to a return of his Capital Contribution out of Residual Proceeds.

     The Partnership will apply to the Service for permission to use a fiscal year beginning October 1 and ending on September 30 of each year. If the Service does not authorize the Partnership to use such a fiscal year, the Partnership shall use a calendar year as its fiscal year.